Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-13008) pertaining to the VimpelCom 2000 Stock Option Plan and the Registration Statement on Form S-8 (File No. 333-125027) pertaining to the Amended and Restated VimpelCom 2000 Stock Option Plan of our report dated April 12, 2006, with respect to the consolidated financial statements of Open Joint Stock Company Vimpel-Communications, included in the Annual Report (Form 20-F) of Open Joint Stock Company Vimpel-Communications, for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Ernst & Young LLC

Moscow, Russia

June 16, 2006